Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
FOURTH QUARTER AND FISCAL 2017 EARNINGS

HIGHLIGHTS INCLUDE:

Net Interest Margin Expands 21 Basis Points to 3.06% in Fiscal 2017 Compared to
Fiscal 2016

Net Interest Income Increases by 11% in Fiscal 2017 Compared to Fiscal 2016

Loans Held for Investment Increase 8% to $904.9 Million from June 30, 2016

Core Deposits Increase 7% to $658.6 Million from June 30, 2016

Non-Performing Assets Decline 26% to $9.6 Million from June 30, 2016

Repurchased 425,350 Shares of Common Stock During the Current Fiscal Year

Riverside, Calif. – July 26, 2017 – Provident Financial Holdings, Inc. ("Company"), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. ("Bank"), today announced fourth quarter and full year earnings for the fiscal year ended June 30, 2017.
            For the quarter ended June 30, 2017, the Company reported net income of $964,000, or $0.12 per diluted share (on 8.00 million average diluted shares outstanding), down 62 percent from net income of $2.56 million, or $0.31 per diluted share (on 8.30 million average diluted shares outstanding), in the comparable period a year ago.  The decrease in net income for the fourth quarter of fiscal 2017, as compared to the same period last year, was primarily attributable to a decrease in the gain on sale of loans and an increase in other non-interest expense, partly offset by a decrease in salaries and employee benefits expense.
"We are very pleased with the improving fundamentals in our community banking business.  Our net interest margin has expanded, our loan growth has accelerated, core deposits are growing, and the credit quality of our loan portfolios remains strong.  Our outlook for the community banking business is favorable," said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  "Although the fundamentals in our mortgage banking business have slightly improved this quarter from last quarter, market challenges remain and we continue to adjust our business model in response to the overall weakness in the loan origination environment," Mr. Blunden concluded.
Return on average assets for the fourth quarter of fiscal 2017 decreased to 0.32 percent from 0.87 percent for the same period of fiscal 2016; and return on average stockholders' equity for the fourth quarter of fiscal 2017 decreased to 2.95 percent from 7.61 percent for the comparable period of fiscal 2016.
On a sequential quarter basis, net income for the fourth quarter of fiscal 2017 reflects an $181,000, or 16 percent, decrease from the net income of $1.15 million in the third quarter of fiscal 2017.  The decrease in net income in the fourth quarter of fiscal 2017 compared to the third quarter of fiscal 2017 was primarily attributable to a $1.54 million increase in other non-interest expense primarily due to a litigation expense accrual of $1.02 million and a $243,000 higher net loss on the sale and operations of real estate owned, partly offset by an increase in net interest income of $271,000, an increase in the recovery from the allowance for loan losses of $212,000, a $416,000 increase in the gain on sale of loans and a $661,000 decrease in salaries and employee benefits expense.  Diluted earnings per share for the fourth quarter of fiscal 2017 were $0.12 per share, down 14 percent, from the $0.14 per share during the third quarter of fiscal 2017.  Return on average assets decreased to 0.32 percent for the fourth quarter of fiscal 2017 from 0.39 percent in the third quarter of fiscal 2017; and return on average stockholders' equity for the fourth quarter of fiscal 2017 was 2.95 percent, compared to 3.46 percent for the third quarter of fiscal 2017.
For the fiscal year ended June 30, 2017, net income decreased $2.26 million, or 30 percent, to $5.21 million from $7.47 million in the prior fiscal year; and diluted earnings per share for the fiscal year ended June 30, 2017 decreased 27 percent to $0.64 per share from $0.88 per share for the last fiscal year.
Net interest income increased $156,000, or two percent, to $8.92 million in the fourth quarter of fiscal 2017 from $8.76 million for the same quarter of fiscal 2016, attributable to a higher average earning assets balance, partly offset by a slight decrease in the net interest margin.   The average interest-earning assets balance for the fourth quarter of fiscal 2017 was $1.16 billion, up two percent from $1.13 billion during the same period last year.  The net interest margin during the fourth quarter of fiscal 2017 decreased one basis point to 3.09 percent from 3.10 percent in the same quarter last year, primarily due to the decrease in the average yield of earning assets, which was slightly more than the decrease in the average cost of costing liabilities.  The average yield on interest-earning assets decreased by five basis points to 3.64 percent in the fourth quarter of fiscal 2017 from 3.69 percent in the same quarter last year, while the average cost of liabilities decreased by four basis points to 0.62 percent in the fourth quarter of fiscal 2017 from 0.66 percent in the same quarter last year.
The average balance of loans receivable, including loans held for sale, increased by $39.0 million, or four percent, to $999.4 million in the fourth quarter of fiscal 2017 from $960.4 million in the same quarter of fiscal 2016, primarily due to an increase in average loans held for investment, which was partly offset by a decrease in average loans held for sale attributable to a decrease in mortgage banking activity.  The average yield on loans receivable decreased by 18 basis points to 3.98 percent in the fourth quarter of fiscal 2017 from an average yield of 4.16 percent in the same quarter of fiscal 2016.  The decrease in the average loan yield was primarily attributable to a decrease in the average yield of loans held for investment, partly offset by an increase in the average yield of loans held for sale and a lower percentage of loans held for sale to total loans receivable.  The average balance of loans held for investment in the fourth quarter of fiscal 2017 was $890.8 million with an average yield of 3.99 percent as compared to $805.9 million with an average yield of 4.26 percent in the same quarter of fiscal 2016; while the average balance of loans held for sale in the fourth quarter of fiscal 2017 was $108.7 million with an average yield of 3.94 percent as compared to $154.5 million with an average yield of 3.62 percent in the same quarter of fiscal 2016.  The average yield of loans held for investment in the fourth quarter of fiscal 2016 included $544,000 of interest income received from payoffs of non-performing loans, as compared to $40,000 in the fourth quarter of fiscal 2017. The outstanding balance of "preferred loans" (multi-family, commercial real estate, construction and commercial business loans) increased by $65.9 million, or 13 percent, to $585.1 million at June 30, 2017 from $519.2 million at June 30,

Pag 4 of 20

2016, net of undisbursed loan funds of $9.0 million and $11.3 million, respectively.  The percentage of preferred loans to total loans held for investment at June 30, 2017 increased to 64 percent from 61 percent at June 30, 2016.  Loan principal payments received in the fourth quarter of fiscal 2017 were $45.5 million, compared to $47.1 million in the same quarter of fiscal 2016.
The average balance of investment securities increased by $19.2 million, or 43 percent, to $63.9 million in the fourth quarter of fiscal 2017 from $44.7 million in the same quarter of fiscal 2016.  The increase was attributable to mortgage-backed securities purchases, partly offset by principal payments received on mortgage-backed securities.  The average yield on investment securities increased 27 basis points to 1.38 percent in the fourth quarter of fiscal 2017 from 1.11 percent for the same quarter of fiscal 2016.  The increase in the average yield was primarily attributable to mortgage-backed securities purchases which had higher average yields than the existing portfolio and the repricing of variable rate investment securities to higher market rates.
In the fourth quarter of fiscal 2017, the Federal Home Loan Bank ("FHLB") – San Francisco distributed $140,000 of quarterly cash dividends to the Bank, a $39,000 or 22 percent decrease from the cash dividends received by the Bank in the same quarter last year.
The average balance of the Company's interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, decreased $34.3 million, or 29 percent, to $84.7 million in the fourth quarter of fiscal 2017 from $119.0 million in the same quarter of fiscal 2016. The decrease in interest-earning deposits was primarily due to redeployment of excess cash to fund loans held for investment and purchases of investment securities.  The average yield earned on interest-earning deposits in the fourth quarter of fiscal 2017 was 1.03 percent, up 53 basis points from 0.50 percent in the same quarter of fiscal 2016 as a result of the impact of the increases in the federal funds rate during fiscal 2017.
Average deposits increased $2.0 million to $928.3 million in the fourth quarter of fiscal 2017 from $926.3 million in the same quarter of fiscal 2016.  The average cost of deposits decreased by six basis points to 0.39 percent in the fourth quarter of fiscal 2017 from 0.45 percent in the same quarter last year, primarily due to decreases in the average cost for each type of deposit category and a lower percentage of time deposits to the total deposit balance.  Transaction account balances or "core deposits" increased $41.1 million, or seven percent, to $658.6 million at June 30, 2017 from $617.5 million at June 30, 2016, while time deposits decreased $41.0 million, or 13 percent, to $267.9 million at June 30, 2017 from $308.9 million at June 30, 2016, consistent with the Bank's strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, increased $20.1 million, or 22 percent, to $111.4 million while the average cost of advances decreased 23 basis points to 2.59 percent in the fourth quarter of fiscal 2017, compared to an average balance of $91.3 million with an average cost of 2.82 percent in the same quarter of fiscal 2016. The decrease in the average cost of advances was primarily due to long-term advances taken in August and September 2016 totaling $20.0 million with an average cost of 1.59 percent, well below the weighted average cost of existing advances in the fourth quarter of fiscal 2016. The increase in the average balance of fixed-rate long-term advances is consistent with the Bank's interest rate risk mitigation strategies.
During the fourth quarter of fiscal 2017, the Company recorded a recovery from the allowance for loan losses of $377,000 compared to the recovery of $621,000 recorded during the same period of fiscal 2016 and the $165,000 recovery recorded in the third quarter of fiscal 2017 (sequential quarter).  These recoveries were primarily attributable to continued improvement in loan credit quality and net recoveries of previously charged-off loans.
Non-performing assets, with underlying collateral primarily located in California, decreased $3.4 million, or 26 percent, to $9.6 million, or 0.80 percent of total assets, at June 30, 2017, compared to $13.0 million, or 1.11 percent of total assets, at June 30, 2016.  Non-performing loans at June 30, 2017 decreased $2.3 million or 22 percent since June 30, 2016 to $8.0 million and were primarily comprised of 27 single-family loans ($7.7 million); one commercial real estate loan ($201,000) and one commercial business loan ($65,000).  Real estate owned acquired in the settlement of loans at June 30, 2017 decreased $1.1 million, or 41 percent, to $1.6 million (two single-family properties) from $2.7 million (four single-family properties) at June 30, 2016.
Net recoveries for the quarter ended June 30, 2017 were $141,000 or 0.06 percent (annualized) of average loans receivable, compared to net recoveries of $1.09 million or 0.45 percent (annualized) of average loans receivable for the quarter ended June 30, 2016 and net recoveries of $49,000 or 0.02 percent (annualized) of average loans receivable for the quarter ended March 31, 2017 (sequential quarter).

Classified assets at June 30, 2017 were $13.3 million, comprised of $3.7 million of loans in the special mention category, $8.0 million of loans in the substandard category and $1.6 million in real estate owned.  Classified assets at June 30, 2016 were $21.9 million, comprised of $8.9 million of loans in the special mention category, $10.3 million of loans in the substandard category and $2.7 million in real estate owned.  For the quarter ended June 30, 2017, no loans were restructured from their original terms or newly classified as a restructured loan.
The allowance for loan losses was $8.0 million at June 30, 2017, or 0.88 percent of gross loans held for investment, compared to $8.7 million at June 30, 2016, or 1.02 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at June 30, 2017.
Non-interest income decreased by $3.64 million, or 34 percent, to $6.95 million in the fourth quarter of fiscal 2017 from $10.59 million in the same period of fiscal 2016, primarily as a result of a decrease in gain on sale of loans and a higher net loss on the sale and operations of real estate owned during the current quarter as compared to the comparable period last year. On a sequential quarter basis, non-interest income increased $155,000, or two percent, primarily as a result of an increase in gain on sale of loans, partly offset by a higher net loss on the sale and operations of real estate owned.
The gain on sale of loans decreased $3.60 million, 38 percent, to $5.81 million for the quarter ended June 30, 2017 from $9.41 million in the comparable quarter last year, reflecting the impact of a lower loan sale volume and a lower average loan sale margin. Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $382.1 million in the quarter ended June 30, 2017, down $202.4 million or 35 percent, from $584.5 million in the comparable quarter last year.  The average loan sale margin from mortgage banking was 150 basis points for the quarter ended June 30, 2017, down 11 basis points from 161 basis points in the same quarter last year and down eight basis points from 158 basis points in the third quarter of fiscal 2017 (sequential quarter).  The gain on sale of loans includes a favorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net gain of $273,000 in the fourth quarter of fiscal 2017, compared to a favorable fair-value adjustment that amounted to a net gain of $459,000 in the same period last year.
In the fourth quarter of fiscal 2017, $405.9 million of loans were originated and purchased for sale, 27 percent lower than the $557.2 million for the same period last year, but 28 percent higher than the $317.9 million during the third quarter of fiscal 2017 (sequential quarter). The loan origination volume has decreased from the previous year because increased mortgage interest rates have reduced refinance activity. Total loans sold during the quarter ended June 30, 2017 were $397.3 million, 28 percent lower than the $551.1 million sold during the same quarter last year, but eight percent higher than the $369.5 million sold during the third quarter of fiscal 2017 (sequential quarter). Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $479.8 million in the fourth quarter of fiscal 2017, a decrease of 25 percent from $639.1 million in the same quarter of fiscal 2016, but

28 percent higher than the $375.9 million in the third quarter of fiscal 2017 (sequential quarter).
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net loss of $317,000 in the fourth quarter of fiscal 2017, compared to an $83,000 net loss in the comparable period last year.  Three real estate owned properties were sold in the quarter ended June 30, 2017 compared to four real estate owned properties sold in the same quarter last year.  No real estate owned properties were acquired in the settlement of loans during the fourth quarter of fiscal 2017, compared to three properties acquired in the comparable period last year.  As of June 30, 2017, the real estate owned balance was $1.6 million (two properties), compared to $2.7 million (four properties) at June 30, 2016.
Non-interest expenses decreased $838,000 to $14.72 million in the fourth quarter of fiscal 2017 from $15.56 million in the same quarter last year. The decrease was primarily a result of a decrease in salaries and employee benefits expense, partly offset by an increase in other non-interest expense. The decrease in salaries and employee benefits expense was primarily related to lower mortgage banking loan originations; while the increase in other non-interest expenses was primarily attributable to a litigation expense accrual.
The Company's efficiency ratio in the fourth quarter of fiscal 2017 was 93 percent, up from 80 percent in the same quarter last year.
The Company's provision for income taxes was $560,000 for the fourth quarter of fiscal 2017, a decrease of $1.30 million or 70 percent, from $1.86 million in the same quarter last year, as a result of the decrease in income before taxes and a lower effective income tax rate.  The effective income tax rate for the quarter ended June 30, 2017 was 36.8 percent, down from 42.2 percent in the same quarter last year.  The decrease in the effective tax rate was attributable to a lower federal tax rate for fiscal 2017 which was applied to our tax accrual schedules in the fourth quarter of fiscal 2017.  The Company believes that the tax provision recorded in the fourth quarter of fiscal 2017 reflects its current income tax obligations.
The Company repurchased 189,495 shares of its common stock during the quarter ended June 30, 2017 at an average cost of $19.61 per share. As of June 30, 2017, all 397,000 shares under the May 2016 stock repurchase plan have been purchased at an average cost of $19.31 per share. In June 2017, the Board of Directors authorized a new stock repurchase plan of up to 5% of the Corporation's common stock, or approximately 385,200 shares. To date, no shares have been repurchased under this plan.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire). Provident Bank Mortgage operates two wholesale loan production offices and 12 retail loan production offices located throughout California.
The Company will host a conference call for institutional investors and bank analysts on Wednesday, July 26, 2017 at 9:00 a.m. (Pacific) to discuss its financial results. The conference call can be accessed by dialing 1-877-531-2988 and requesting the Provident Financial Holdings Earnings Release Conference Call. An audio replay of the conference call will be available through Wednesday, August 2, 2017 by dialing 1-800-475-6701 and referencing access code number 426764.

For more financial information about the Company please visit the website at www.myprovident.com and click on the "Investor Relations" section.

Safe-Harbor Statement

This press release contains statements that the Company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company's financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to increased competitive pressures; changes in the interest rate environment; secondary market conditions for loans and our ability to sell loans in the secondary market; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") - which are available on our website at www.myprovident.com and on the SEC's website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	June 30, 2017	March 31,	June 30, 2016
		2017
Assets
Cash and cash equivalents	$72,826	$125,298	$51,206
Investment securities – held to maturity, at cost	60,441	41,035	39,979
Investment securities - available for sale, at fair value	9,318	9,862	11,543
Loans held for investment, net of allowance for loan losses of $8,039; $8,275 and $8,670, respectively; includes $6,445, $6,250 and $5,159 at fair value, respectively	904,919	880,510	840,022
Loans held for sale, at fair value	116,548	105,531	189,458
Accrued interest receivable	2,915	2,724	2,781
Real estate owned, net	1,615	2,768	2,706
FHLB – San Francisco stock	8,108	8,094	8,094
Premises and equipment, net	6,641	6,353	6,043
Prepaid expenses and other assets	17,302	17,270	19,549

Total assets	$1,200,633	$1,199,445	$1,171,381

Liabilities and Stockholders' Equity
Liabilities:
Non interest-bearing deposits	$77,917	$76,795	$71,158
Interest-bearing deposits	848,604	861,511	855,226
Total deposits	926,521	938,306	926,384

Borrowings	126,226	111,244	91,299
Accounts payable, accrued interest and other liabilities	19,656	18,304	20,247
Total liabilities	1,072,403	1,067,854	1,037,930

Stockholders' equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,949,365; 17,931,365 and 17,847,365 shares issued, respectively; 7,714,052; 7,885,547 and 7,975,250 shares outstanding, respectively)

	180	179	178
Additional paid-in capital	93,209	92,775	90,802
Retained earnings	192,754	192,816	191,666
Treasury stock at cost (10,235,313; 10,045,818 and 9,872,115 shares, respectively)
	(158,142)	(154,427)	(149,508)
Accumulated other comprehensive income, net of tax	229	248	313

Total stockholders' equity	128,230	131,591	133,451

Total liabilities and stockholders' equity	$1,200,633	$1,199,445	$1,171,381

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended June 30,		Fiscal Year Ended June 30,

	2017	2016	2017	2016
Interest income:
Loans receivable, net	$9,949	$9,985	$40,249	$37,658
Investment securities	221	124	575	358
FHLB – San Francisco stock	140	179	967	721
Interest-earning deposits	220	150	626	567
Total interest income	10,530	10,438	42,417	39,304

Interest expense:
Checking and money market deposits	94	95	387	450
Savings deposits	145	150	579	657
Time deposits	653	790	2,842	3,290
Borrowings	720	641	2,871	2,578
Total interest expense	1,612	1,676	6,679	6,975

Net interest income	8,918	8,762	35,738	32,329
Recovery from the allowance for loan losses	(377)	(621)	(1,042)	(1,715)
Net interest income, after recovery from the allowance for loan losses	9,295	9,383	36,780	34,044

Non-interest income:
Loan servicing and other fees	312	268	1,251	1,068
Gain on sale of loans, net	5,811	9,408	25,680	31,521
Deposit account fees	530	529	2,194	2,319
Loss on disposition of investment securities	-	(103)	-	(103)
Loss on sale and operations of real estate owned acquired in the settlement of loans	(317)	(83	(557)	(95)
Card and processing fees	388	379	1,451	1,448
Other	222	192	802	903
Total non-interest income	6,946	10,590	30,821	37,061

Non-interest expense:
Salaries and employee benefits	9,709	11,216	41,742	42,609
Premises and occupancy	1,296	1,222	5,061	4,646
Equipment	393	345	1,447	1,503
Professional expenses	504	534	2,075	2,089
Sales and marketing expenses	353	379	1,323	1,331
Deposit insurance premiums and regulatory assessments	159	254	773	1,018
Other	2,303	1,605	6,364	5,063
Total non-interest expense	14,717	15,555	58,785	58,259

Income before taxes	1,524	4,418	8,816	12,846
Provision for income taxes	560	1,863	3,609	5,372
Net income	$964	$2,555	$5,207	$7,474

Basic earnings per share	$0.12	$0.32	$0.66	$0.90
Diluted earnings per share	$0.12	$0.31	$0.64	$0.88
Cash dividends per share	$0.13	$0.12	$0.52	$0.48

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	June 30,	March 31,
	2017	2017
Interest income:
Loans receivable, net	$9,949	$9,704
Investment securities	221	142
FHLB – San Francisco stock	140	184
Interest-earning deposits	220	250
Total interest income	10,530	10,280

Interest expense:
Checking and money market deposits	94	90
Savings deposits	145	144
Time deposits	653	686
Borrowings	720	713
Total interest expense	1,612	1,633

Net interest income	8,918	8,647
Recovery from the allowance for loan losses	(377)	(165)
Net interest income, after recovery from the allowance for loan losses	9,295	8,812

Non-interest income:
Loan servicing and other fees	312	362
Gain on sale of loans, net	5,811	5,395
Deposit account fees	530	562
Loss on sale and operations of real estate owned acquired in the settlement of loans, net	(317)	(74)
Card and processing fees	388	338
Other	222	208
Total non-interest income	6,946	6,791

Non-interest expense:
Salaries and employee benefits	9,709	10,370
Premises and occupancy	1,296	1,241
Equipment	393	352
Professional expenses	504	436
Sales and marketing expenses	353	421
Deposit insurance premiums and regulatory assessments	159	189
Other	2,303	759
Total non-interest expense	14,717	13,768

Income before taxes	1,524	1,835
Provision for income taxes	560	690
Net income	$964	$1,145

Basic earnings per share	$0.12	$0.14
Diluted earnings per share	$0.12	$0.14
Cash dividends per share	$0.13	$0.13

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2017	2016	2017	2016
SELECTED FINANCIAL RATIOS:
Return on average asset	0.32%	0.87%	0.43%	0.64%
Return on average stockholders' equity	2.95%	7.61%	3.94%	5.43%
Stockholders' equity to total assets	10.68%	11.39%	10.68%	11.39%
Net interest spread	3.02%	3.03%	3.00%	2.78%
Net interest margin	3.09%	3.10%	3.06%	2.85%
Efficiency ratio	92.77%	80.38%	88.32%	83.96%
Average interest-earning assets to average
interest-bearing liabilities	111.19%	111.26%	111.16%	111.75%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.12	$0.32	$0.66	$0.90
Diluted earnings per share	$0.12	$0.31	$0.64	$0.88
Book value per share	$16.62	$16.73	$16.62	$16.73
Shares used for basic EPS computation	7,844,839	8,107,282	7,918,454	8,347,564
Shares used for diluted EPS computation	8,002,431	8,304,332	8,098,991	8,541,554
Total shares issued and outstanding	7,714,052	7,975,250	7,714,052	7,975,250

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$227,647	$284,615	$997,142	$1,022,296
Wholesale originations and purchases	178,229	272,583	915,896	940,573
Total loans originated and purchased for sale	$405,876	$557,198	$1,913,038	$1,962,869

LOANS SOLD:
Servicing released	$387,914	$544,967	$1,935,349	$1,948,423
Servicing retained	9,355	6,177	38,250	45,798
Total loans sold	$397,269	$551,144	$1,973,599	$1,994,221

	As of	As of	As of	As of	As of
	06/30/17	03/31/17	12/31/16	09/30/16	06/30/16
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$305	$403	$412	$453	$453
Allowance for loan losses	$8,039	$8,275	$8,391	$8,725	$8,670
Non-performing loans to loans held for investment, net	0.88%	1.01%	1.16%	1.17%	1.23%
Non-performing assets to total assets	0.80%	0.97%	1.09%	1.09%	1.11%
Allowance for loan losses to gross non- performing loans	96.88%	90.05%	78.69%	79.93%	77.38%
Allowance for loan losses to gross loans held
for investment	0.88%	0.93%	0.96%	1.01%	1.02%
Net recoveries to average loans receivable (annualized)	(0.06)%	(0.02)%	(0.01)%	(0.08)%	(0.45)%
Non-performing loans	$7,995	$8,852	$10,065	$10,013	$10,309
Loans 30 to 89 days delinquent	$1,035	$978	$1,298	$1,385	$1,644

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	06/30/17	03/31/17	12/31/16	09/30/16	06/30/16
Recourse (recovery) provision for loans sold	$(98)	$(9)	$(30)	$-	$3
Recovery from the allowance for loan losses	$(377)	$(165)	$(350)	$(150)	$(621)
Net (recoveries) charge-offs	$(141)	$(49)	$(16)	$(205)	$(1,091)

	As of	As of	As of	As of	As of
	06/30/17	03/31/17	12/31/16	09/30/16	06/30/16
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.90%	9.79%	9.50%	9.32%	10.29%
Common equity tier 1 capital ratio	16.13%	16.10%	15.43%	14.44%	16.16%
Tier 1 risk-based capital ratio	16.13%	16.10%	15.43%	14.44%	16.16%
Total risk-based capital ratio	17.27%	17.28%	16.58%	15.57%	17.36%

REGULATORY CAPITAL RATIOS (COMPANY):
Tier 1 leverage ratio	10.77%	11.07%	10.94%	10.98%	11.40%
Common equity tier 1 capital ratio	17.55%	18.20%	17.78%	17.00%	17.89%
Tier 1 risk-based capital ratio	17.55%	18.20%	17.78%	17.00%	17.89%
Total risk-based capital ratio	18.70%	19.38%	18.93%	18.14%	19.09%

	As of June 30,
	2017		2016
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$600	1.13%	$800	0.72%
U.S. government sponsored enterprise MBS	59,841	1.88	39,179	1.43
Total investment securities held to maturity	$60,441	1.87%	$39,979	1.42%

Available for sale (at fair value):
U.S. government agency MBS	$5,383	2.21%	$6,572	1.90%
U.S. government sponsored enterprise MBS	3,474	3.00	4,223	2.69
Private issue collateralized mortgage obligations	461	3.00	601	2.76
Common stock – community development financial institution	-	-	147	-
Total investment securities available for sale	$9,318	2.54%	$11,543	2.21%

Total investment securities	$69,759	1.96%	$51,522	1.59%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	As of June 30,
	2017		2016
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$322,197	4.01%	$324,497	3.66%
Multi-family (5 or more units)	479,959	4.11	415,627	4.18
Commercial real estate	97,562	4.65	99,528	4.77
Construction	16,009	6.07	14,653	5.45
Other	-	-	332	5.66
Commercial business	576	6.06	636	6.50
Consumer	129	13.54	203	10.89
Total loans held for investment	916,432	4.17%	855,476	4.08%

Undisbursed loan funds	(9,015)		(11,258)
Advance payments of escrows	61		56
Deferred loan costs, net	5,480		4,418
Allowance for loan losses	(8,039)		(8,670)
Total loans held for investment, net	$904,919		$840,022

Purchased loans serviced by others included above	$23,261	3.37%	$807	5.88%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of June 30,
	2017		2016
	Balance	Rate(1)	Balance	Rate(1)

DEPOSITS:
Checking accounts – non interest-bearing	$77,917	-%	$71,158	-%
Checking accounts – interest-bearing	259,437	0.11	237,979	0.11
Savings accounts	285,967	0.20	275,310	0.21
Money market accounts	35,323	0.27	33,082	0.27
Time deposits	267,877	0.98	308,855	1.01
Total deposits	$926,521	0.39%	$926,384	0.44%

BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	15,000	1.15	-	-
Over three to six months	11	6.49	-	-
Over six months to one year	10,000	3.01	-	-
Over one year to two years	10,000	1.53	10,036	3.02
Over two years to three years	-	-	10,000	1.53
Over three years to four years	20,000	3.85	-	-
Over four years to five years	21,215	2.08	20,000	3.85
Over five years	50,000	2.36	51,263	2.55
Total borrowings	$126,226	2.39%	$91,299	2.78%
(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	June 30, 2017		June 30, 2016
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$999,431	3.98%	$960,447	4.16%
Investment securities	63,861	1.38%	44,671	1.11%
FHLB – San Francisco stock	8,105	6.91%	8,094	8.85%
Interest-earning deposits	84,667	1.03%	118,984	0.50%
Total interest-earning assets	$1,156,064	3.64%	$1,132,196	3.69%
Total assets	$1,187,903		$1,168,009

Deposits	$928,295	0.39%	$926,347	0.45%
Borrowings	111,397	2.59%	91,305	2.82%
Total interest-bearing liabilities	$1,039,692	0.62%	$1,017,652	0.66%
Total stockholders' equity	$130,882		$134,363

(1)The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2)Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

	Fiscal Year Ended		Fiscal Year Ended
	June 30, 2017		June 30, 2016
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$1,025,885	3.92%	$949,412	3.97%
Investment securities	51,575	1.11%	24,895	1.44%
FHLB – San Francisco stock	8,097	11.94%	8,094	8.91%
Interest-earning deposits	81,027	0.76%	151,867	0.37%
Total interest-earning assets	$1,166,584	3.64%	$1,134,268	3.47%
Total assets	$1,198,587		$1,169,277

Deposits	$932,132	0.41%	$923,641	0.48%
Borrowings	117,329	2.45%	91,331	2.82%
Total interest-bearing liabilities	$1,049,461	0.64%	$1,014,972	0.69%
Total stockholders' equity	$132,298		$137,701

(1)The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2)Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	06/30/17	03/31/17	12/31/16	09/30/16	06/30/16
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$4,668	$4,704	$5,716	$5,586	$6,292
Multi-family	-	372	568	703	709
Commercial real estate	201	201	-	-	-
Total	4,869	5,277	6,284	6,289	7,001

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	3,061	3,507	3,711	3,650	3,232
Commercial business loans	65	68	70	74	76
Total	3,126	3,575	3,781	3,724	3,308

Total non-performing loans	7,995	8,852	10,065	10,013	10,309

Real estate owned, net	1,615	2,768	2,949	3,496	2,706
Total non-performing assets	$9,610	$11,620	$13,014	$13,509	$13,015

(1)	The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value credit adjustments.